AMENDED AND RESTATED

APPENDIX A

CUSTODY AGREEMENT

The following Subcustodians and Securities Systems are approved for use in connection with the Custody Agreement dated January 13, 2016.

SECURITIES SYSTEMS:

Depository Trust Company

Federal Book Entry

SPECIAL SUBCUSTODIANS:

DOMESTIC SUBCUSTODIANS:

Brown Brothers Harriman & Co. (Foreign Securities Only)

Wildermuth Endowment Fund		UMB BANK, N.A.

By:	/s/ Candice Lightfoot	By:	/s/ Peter Bergman
Name:	Candice Lightfoot	Name:	Peter Bergman
Title:	Secretary	Title:	Senior Vice President
Date:	9/26/2019	Date:	9/26/19

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